SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   Form 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)

                      October 27, 1994 (October 27, 1994)

                               C-TEC CORPORATION
            (Exact name of registrant as specified in its charter)

           Pennsylvania           0-11053              23-2093008
   (State or other jurisdiction (Commission          (IRS Employer
        of incorporation)       File Number)      Identification No.)


                   105 Carnegie Center, Princeton, NJ  08540
              (Address of principal executive offices) (Zip Code)


              Registrant's telephone number, including area code:
                                 (609) 734-3700


            46 Public Square, P.O Box 3000, Wilkes-Barre, PA 18703 (Former name or former address, if changed since last report).


ITEM 5         Other Events

C-TEC Cable Systems, Inc. a wholly owned subsidiary of C-TEC Corporation, has entered into a Merger Agreement (the "Merger Agreement") with Twin County Trans Video, Inc. ("Twin County") and Bark Lee Yee, Stella C. Yee, Susan C. Yee, Raymond C. Yee and Kenneth C. Yee, shareholders of Twin County, and Robert Tallman, as trustee of a trust holding certain shares of Twin County common stock.

Under the terms of the Merger Agreement, Twin County will merge with and into C-TEC Cable Systems of Pennsylvania, Inc., a wholly owned subsidiary of C-TEC Cable Systems, Inc. The transaction is subject to regulatory approval and certain other conditions.

The aggregate consideration for the acquisition of all the capital stock of Twin County and for certain related noncompetition agreements will be cash of approximately $47.5 million, a promissory note of $4 million, and exchangeable preferred stock of C-TEC Cable Systems, Inc. with an aggregate liquidation preference of $52 million (the "Cable Preferred Stock"). The Cable Preferred Stock consists of Cable Preferred Stock Series A shares with a total liquidation preference of $41 million (the "Cable Preferred Stock Series A") and Cable Preferred Stock Series B shares with a total liquidation preference of $11 million (the "Cable Preferred Stock Series B"). The cash portion of the purchase price is subject to certain adjustments, which are not estimated to be material, based on the excess of Twin County's liabilities over its cash balance at the closing date.

The dividend rate on each series of the Cable Preferred Stock is 5% per annum of the liquidation preference, and unpaid dividends are cumulative. Beginning three years from the closing date of the acquisition and expiring ten years from such closing date, the holders of Cable Preferred Stock Series A acting unanimously may exchange their Cable Preferred Stock with C-TEC Corporation for 1,171,428 shares of common stock of C-TEC Corporation (the "Series A Exchange Shares") and the holders of Cable Preferred Stock Series B acting unanimously may exchange their Cable Preferred Stock with C-TEC Corporation for 285,714 shares of common stock of C-TEC Corporation (the "Series B Exchange Shares"). During the same time period, C-TEC Corporation may elect to acquire all, but not less than all of either or both series of Cable Preferred Stock as follows: (i) if the market value of the Exchange Shares for such series at the time of election is greater than or equal to the aggregate liquidation preference for such series, the consideration shall be the Exchange Shares for such series and (ii) if the market value of the Exchange Shares for such series at the time of election is less than the aggregate liquidation preference for such series, the consideration shall be, at the holders' option, either (x) an amount of cash equal to the aggregate liquidation preference for such series or (y) the Exchange Shares for such series. If at the end of such period, neither the holders of the Cable Preferred Stock nor C-TEC Corporation has made any of the elections described above, then the holders of the Cable Preferred Stock acting unanimously may elect to sell such stock to C-TEC Corporation for $52 million.

Twin County provides cable television service to approximately 74,000 subscribers in the Greater Lehigh Valley area of Pennsylvania, situated within 75 miles of the New York, Philadelphia, and Wilkes-Barre metropolitan areas.

Information with respect to Twin County and the historical financial information of Twin County was provided by Twin County.

ITEM 7.        Financial Statements, Pro Forma Financial Information and
               Exhibits

         (a)   Financial Statements of Business to be Acquired

               1.    Financial Statements of Twin County
                     as of and for the years ended October 31, 1993 and 1992.

               2. Interim Financial Statements (unaudited) of Twin County as of and for the nine months ended July 31, 1994.

         (b)   Pro Forma Financial Information

               1. Pro Forma Condensed Consolidated Financial Statements (Unaudited) of C-TEC Corporation taking into consideration the prior sale of C-TEC Corporation's cellular business and the pending acquisition of Twin County.

         (c)   Exhibits

               10. Merger Agreement dated September 23, 1994 among C-TEC Cable Systems, Inc., C-TEC Cable Systems of Pennsylvania, Twin County Trans Video, Inc., Bark Lee Yee, Stella C. Yee, Susan C. Yee, Raymond C. Yee, Kenneth C. Yee and Robert G. Tallman as trustee for that certain trust created pursuant to a trust agreement dated December 17, 1992.





                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       C-TEC Corporation



                                       By:   /s/ Bruce Godfrey
                                          --------------------------

                                       Name:  Bruce Godfrey
                                       Title: Executive Vice President and
                                                Chief Financial Official

Date:    October 27, 1994











                                                                  Item 7(a)(1)


                         Twin County Trans Video, Inc.
                         Index to Financial Statements


                                                                   PAGE NO.
                                                                   ________

INDEPENDENT AUDITOR'S REPORT......................................   F-2

FINANCIAL STATEMENTS

    BALANCE SHEETS AS OF
    OCTOBER 31, 1993 AND 1992.....................................   F-3

    OPERATING STATEMENTS FOR THE YEARS ENDED
    OCTOBER 31, 1993 AND 1992.....................................   F-5

    STATEMENTS OF RETAINED EARNINGS AS OF OCTOBER 31, 1993
    AND 1992....................................................     F-6

    STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
    OCTOBER 31, 1993 AND 1992...................................     F-7

    NOTES TO FINANCIAL STATEMENTS.................................   F-8








                         INDEPENDENT AUDITOR'S REPORT


Twin County Trans Video, Inc.
5508 Nor-Bath Boulevard
Northampton, Pennsylvania

Gentlemen:

We have audited the accompanying balance sheets of Twin County Trans Video, Inc. as of October 31, 1993 and 1992, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Twin County Trans Video, Inc. as of October 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note X to the financial statements, the Company has restated the financial statements for the years ending October 31, 1993 and 1992.

Very truly yours,

Adams & Associates, P.C.



Edward W. Adams, CPA

September 30, 1994


                         TWIN COUNTY TRANS VIDEO, INC.
                                BALANCE SHEETS
                           October 31, 1993 and 1992

                                                     1993            1992
                                               ______________  ______________
Current Assets:
     Cash and temporary cash equivalents       $   470,134.77  $   120,290.86
     Accounts receivable (net of allowance
       for doubtful accounts of $132,300.00
       in 1993 and $89,000.00 in 1992)             605,639.00      386,829.00
     Certificate of deposit                        101,024.57      174,964.23
     Prepaid expenses                              212,565.72      215,249.49
     Advances to manufacturers                           0.00      608,687.45
     Inventory                                     598,922.38      592,817.19
     Prepaid taxes                                     300.00          363.00
     Deferred tax assets                         1,372,838.37    1,103,640.98
                                               ______________  ______________

       TOTAL CURRENT ASSETS                      3,361,424.81    3,202,842.20

Property, Plant and Equipment:
     Land and building                             554,236.08      513,236.08
     Master antennae                             1,628,055.22    1,196,606.60
     Trunk and distribution lines               22,626,421.51   20,841,426.82
     Microwave equipment                           812,557.83      810,557.83
     Operating and test equipment                  814,220.29      633,821.85
     Automotive equipment                        1,617,534.88    1,279,182.81
     Office furniture and equipment              1,165,362.60    1,115,255.97
     Cablecasting and studio equipment             568,313.88      539,556.88
     Pay television equipment                    7,279,688.96    6,941,929.66
     Capitalized drop line costs                 2,411,303.92    2,052,409.93
       TOTAL PROPERTY, PLANT AND EQUIPMENT      39,477,695.17   35,923,984.43
Less accumulated depreciation and
  amortization                                 (22,695,773.85) (20,089,939.17)
                                               ______________  ______________

                                                16,781,921.32   15,834,045.26
     Construction in progress                      382,508.00      409,365.92
Other Assets                                       745,993.55      724,891.63
Unamortized loan procurement fees (net of
  accumulated amortization of $64,720.80 and
  $38,999.40 in 1993 and 1992)                     180,049.81      205,771.21
Unamortized franchises (net of accumulated
  amortization of $119,873.09 and $113,612.87
  in 1993 and 1992)                                 51,906.18       58,166.40
Cash surrender value-officer's life
  insurance                                      1,987,553.79    1,492,415.45
                                               ______________  ______________

          TOTAL ASSETS                         $23,491,357.46  $21,927,498.07
                                               ==============  ==============

                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                          THESE FINANCIAL STATEMENTS








                         TWIN COUNTY TRANS VIDEO, INC.
                                BALANCE SHEETS
                           October 31, 1993 and 1992

                                                     1993            1992
                                               ______________  ______________
Current Liabilities:
     Accounts payable                          $ 1,429,318.60  $   804,499.22
     Accrued payroll and commission                217,899.76      189,819.90
     Taxes payable other than income and
       capital stock                                21,391.19       20,209.17
     Income and capital stock taxes                 70,397.95      204,593.69
     Accrued expenses                              601,462.22      562,274.21
     Accrued pension expense                       298,911.00      267,874.00
     Service prepaid by customers                3,121,254.00    2,344,358.00
                                               ______________  ______________
TOTAL CURRENT LIABILITIES                        5,760,634.72    4,393,628.19

Long term liabilities:
     Term loan                                  11,940,991.11   12,240,991.11
     Customer refundable deposits                  347,975.00      389,775.00
     Deferred tax liability                      1,232,926.26    1,162,317.41
                                               ______________  ______________

TOTAL LONG TERM LIABILITIES                     13,521,892.37   13,793,083.52

Commitments and Contingencies

Stockholders' Equity:
     Capital stock - 30,000 Authorized, 3,720.20
       issued and outstanding, no par value Common
       "A" Non-voting                            200,000.00      200,000.00
     Capital stock - 10,000 authorized, 5,500
       issued and outstanding, no par value
       "B" voting                                100,000.00      100,000.00
     Retained earnings                           3,908,830.37    3,440,786.36
                                               ______________  ______________

TOTAL STOCKHOLDERS' EQUITY                       4,208,830.37    3,740,786.36
                                               ______________  ______________

TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                       $23,491,357.46  $21,927,498.07
                                               ==============  ==============

                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                          THESE FINANCIAL STATEMENTS






                         TWIN COUNTY TRANS VIDEO, INC.
                             OPERATING STATEMENTS
                 For The Years Ended October 31, 1993 and 1992

                                                    1993           1992
                                             _______________  _______________

Income:
     Sales                                   $ 19,999,070.70  $ 18,266,670.76

Operating Expenses:
     Payroll                                    1,811,739.30     1,878,373.90
     Employee benefits                            480,126.60       379,519.75
     Program expense                            2,916,512.52     2,705,431.70
     Pole rental                                  305,593.91       281,983.21
     Maintenance                                2,123,549.82     1,843,609.68
     Operating Overhead                         1,106,195.02     1,226,641.52
     Vehicle expense                              216,146.29       187,113.84
     Abandonment of cable and equipment         1,507,660.31     1,043,608.21
     Amortization, installations and
       franchises                                 153,861.18       179,703.47
     Depreciation, fixed assets                 2,664,680.55     2,314,306.13
                                             _______________  _______________
                                               13,286,065.50    12,040,291.41

Selling and Administrative Expenses:
     Payroll                                    1,147,047.72       995,842.42
     Employee benefits                            283,499.09       229,490.36
     Selling expense                              715,527.51       598,171.32
     General business expense                     840,405.65       838,853.56
     Professional services                        174,994.56       196,676.23
     Franchise taxes                            1,252,284.52     1,122,108.18
     Taxes Other than Income                      133,642.08      (399,782.26)
     Office expense                               599,937.42       520,695.56
     Amortization, loan procurement fees           25,721.40        38,999.40
                                             _______________  _______________

                                                5,173,059.95     4,141,054.77

Operating Income                                1,539,945.25     2,085,324.58

Other income and (expenses):
     Interest expense                            (801,637.31)     (869,400.33)
     Interest income                               15,598.82        15,890.18
     Gain on insurance proceeds                         0.00        13,076.45
     Write-off of unamortized
      loan procurement fees                             0.00      (143,974.31)
                                             _______________  _______________
Income before taxes                               753,906.76     1,100,916.57
Provision for income taxes                       (285,862.75)     (477,950.01)
                                             _______________  _______________

Net income                                   $    468,044.01  $    622,966.56
                                             ===============  ===============

                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                          THESE FINANCIAL STATEMENTS







                         TWIN COUNTY TRANS VIDEO, INC.
                        STATEMENTS OF RETAINED EARNINGS
                           October 31, 1993 and 1992


                                                     1993           1992
                                               _____________  _____________
Balance retained earnings - beginning
November 1, 1992 and November 1, 1991          $3,440,786.36  $2,817,819.80

Profit:  Twelve months ended October 31,
1993 and 1992                                     468,044.01     622,966.56

Balance retained earnings - ending
October 31, 1993 and 1992                       3,908,830.37   3,440,786.36














                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                          THESE FINANCIAL STATEMENTS










                         TWIN COUNTY TRANS VIDEO, INC.
                           STATEMENTS OF CASH FLOWS
                    Years Ended October 31, 1993 and 1992


                                                 1993               1992
                                             _____________      _____________
Cash Flows from Operating Activities:
  Net income                                 $  468,044.01      $  622,966.56
  Adjustment to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization             2,844,263.13       2,533,009.00
    (Increase) decrease in accounts
     receivable                                (262,110.00)        200,403.00
    Increase (decrease) in allowance
     for doubtful accounts                       43,300.00         (36,000.00)
    (Increase) decrease in certificate
     of deposits                                 73,939.66         239,069.10
    (Increase) decrease in prepaid
     operating expenses and prepaid
     taxes                                      (18,355.15)         54,241.04
    Decrease in advances to manufacturers       608,687.45          76,742.80
    (Increase) in inventory                      (6,105.19)        (25,199.59)
    (Increase) in deferred tax assets          (269,197.39)       (175,467.09)
    (Increase) in cash surrender
      - officer's life                         (495,138.34)       (545,164.54)
     Increase (decrease) in current
      liabilities                             1,367,006.53        (150,688.82)
     Increase (decrease) in refundable
      deposits                                  (41,800.00)         62,407.75
     Increase in deferred tax liability          70,603.85          65,652.51
     Write off of loan procurement fees               0.00         143,974.31
     Gain on insurance proceeds                       0.00         (13,076.45)
     Abandonment of cable and equipment       1,507,660.31       1,043,608.21
                                             _____________      _____________
NET CASH PROVIDED BY OPERATING ACTIVITIES     5,890,798.87       4,096,477.79

Cash Flows Used By Investing Activities:
   Net capital expenditures                  (5,240,954.96)     (4,205,808.48)
                                             _____________      _____________
NET CASH USED BY INVESTING ACTIVITIES        (5,240,954.96)     (4,205,808.48)
Cash Flows Provided by (Used In) Financing
 Activities:
   Net borrowings (repayments) under line
    of credit                                  (300,000.00)        115,991.11
                                             _____________      _____________

NET CASH PROVIDED BY (USED IN) FINANCING
ACTIVITIES                                     (300,000.00)        115,991.11

Net increase in cash and
 temporary cash equivalents                     349,843.91           6,660.42

Cash and cash equivalents-beginning of
 year                                           120,290.86         113,630.44
                                             _____________      _____________
Cash and cash equivalents - end of year      $  470,134.77      $  120,290.86
                                             =============      =============
Additional disclosures:
   Cash paid for income taxes                $  635,968.00         450,991.00
   Cash paid for interest                    $  798,380.57         867,571.00


                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                          THESE FINANCIAL STATEMENTS



                         TWIN COUNTY TRANS VIDEO, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           October 31, 1993 and 1992

FOOTNOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Twin County Trans Video, Inc. (the Company), is a Pennsylvania C Corporation. Its financial statements are reported on the accrual basis. The Company uses an October 31 fiscal year for both financial statements and tax reporting.

The Company supplies cable television services, including local origination television programming, to the Greater Lehigh Valley area. Receivables are based over a concentrated geographic and homogeneous grouping.

The Company adheres to accounting policies and procedures set forth in Statement of Financial Accounting Standard No. 51, Financial Reporting by Cable Television Companies.

The Company maintains money market accounts at financial institutions over the F.D.I.C. insured limits.

Cash Flows

For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of six months or less to be temporary cash equivalents.

Inventory

Inventory is carried at lower of average cost or market and consists of material, parts and other various items regularly used in the construction of Cable Television facilities.

Property, Plant and Equipment

Property, plant and equipment is carried at original cost less accumulated depreciation. Trunk and distribution lines reflect original cost of construction, including payroll and related employee benefits and other general administrative costs. Removal of these lines is based on average cost.

Depreciation is calculated using the straight line method based on estimated useful lives of various depreciable property as follows:

               Building and improvements    15 - 40 years
               Cable lines and equipment     7 - 10 years
               Automobiles                        5 years
               Other equipment                   10 years

Gain or loss is recognized on major retirements and dispositions. Major replacements and betterments are capitalized. Repairs of property, plant and equipment and minor replacements and renewals are expensed as incurred.


Amortization

The Company amortizes the cost of drop lines and franchises over their useful life with a maximum life of 40 years. The Company also amortizes the cost to originate the line of credit over the life of the loan.

Cash Surrender Value - Officers Life Insurance

At October 31, 1993 and 1992, the C.S.V. of Officers Life Insurance policies amount to $1,987,553.79 and $1,492,415.45 respectively. The increase in cash value each year is netted against the premiums paid and included in General Business expense. The policies' beneficiaries assigned to the Company the cash value of the policies under a revocable limited assignment.

FOOTNOTE II

Other Assets

Other assets consist of prepaid fees under apartment service contracts and equipment maintenance agreements.

FOOTNOTE III

Taxes Payable other than Income

                                                 1993               1992
                                            _____________      _____________
Withheld and accrued payroll tax            $    9,070.80      $    7,508.00
Pennsylvania sales and accrued use tax          12,320.39          12,701.17
                                            _____________      _____________
                                            $   21,391.19      $   20,209.17

FOOTNOTE IV

Income Taxes

Effective November 1, 1992 the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). The cumulative effect on prior years of the change to this new standard is reported in prior years' financial statements that have been restated to apply provisions of SFAS 109.

The adoption of SFAS 109 changes the Company's method of accounting for income taxes from the deferred approach to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities.

Income Taxes cont'd

The Provision (Benefit) for Income Taxes Consists of the Following:


                                                   1993           1992
                                                __________     __________
Current payable -
     Federal                                    $  343,992     $  539,303
     State                                         140,510        159,927
                                                __________     __________
     Total Current                                 484,502        699,230

Deferred, net -
     Federal                                      (139,047)      (154,896)
     State                                        ( 59,592)      ( 66,385)
                                                __________     __________
     Total Deferred                               (198,639)      (221,280)
Provision for income taxes                      $  285,863     $  477,950
                                                ==========     ==========

Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at October 31, 1993 are as follows:

                                               Deferred Tax   Deferred Tax
                                                  Assets       Liability
                                                __________     __________
Benefit plans                                   $  138,994     $        0
Property, plant and equipment                            0      1,232,926
Intangible assets                                   99,510              0
Customer prepaids and receivables                1,134,334              0
                                                __________     __________

Subtotal                                         1,372,838      1,232,926
Valuation allowance                                      0              0
                                                __________     __________

Total Deferred Taxes                            $1,372,838     $1,232,926
                                                ==========     ==========

In the opinion of management, based on the future reversal of existing taxable temporary differences, primarily depreciation, and its expectations of future operating results, the Company will realize substantially all of its deferred tax assets.

Reconciliations of the differences between income taxes computed at federal statutory tax rates and provisions for income taxes are as follows:

                                                   1993           1992
                                                __________     __________
Income taxes computed at federal statutory
  tax rate                                      $  207,985     $  370,455
State tax provisions                               103,236        117,624
Prior year credits                                ( 25,358)      ( 10,129)
                                                __________     __________
                                                $  285,863     $  477,950
                                                ==========     ==========

In 1993 and 1992, the provision for deferred income taxes of $(198,639) and $(221,280), respectively, were provided for significant timing differences in recognition of revenue and expense for tax and financial statement purposes which consisted primarily of timing differences between book and tax depreciation.

At October 31, 1993, the cumulative minimum tax credit was $5,535. This amount can be carried forward indefinitely to reduce regular tax liabilities that exceed the AMT in future years.


FOOTNOTE V

Long Term Debt

In August of 1992, the Company entered into a financial arrangement with First Union National Bank of North Carolina. An $18,600,000 reducing revolver credit line with interest at prime plus .5% was established at this time. At October 31, 1993, the outstanding loan amount was $11,940,991.11 all of which is considered long term with a total commitment of $17,300,000 at October 31, 1993 and $18,350,000 at October 31, 1992. Payout of the remaining balance is based upon a pre-determined schedule that is based upon the balance outstanding under the line. At the present level, no repayment of principal is presently due. The line is collateralized by inventory, accounts receivable, and fixed assets of the Company. In addition, the Company has available a $2,500,000 standby letter of credit facility with First Union National Bank of North Carolina.

The retirement of debt is as follows:

               Year Ended
               October 31,                        Amount
               ___________                    _______________
                   1994                       $          0.00
                   1995                                  0.00
                   1996                                  0.00
                   1997                          2,240,991.11
                   1998                          2,900,000.00
           1999 and Thereafter                   6,800,000.00
                                              _______________
                                              $ 11,940,991.11
                                              ===============

The Company is in compliance with various covenants set forth as terms and conditions of the loan agreement, the most restrictive of which is maintenance of minimum operating cash flow.

In 1992 the Company refinanced its existing line of credit and wrote off the remaining balance of loan procurement fees of $143,974.31.


FOOTNOTE VI

Retirement Plans

The Company's defined benefit pension plan covers the majority of its employees. Aggregate pension costs for fiscal 1993 and 1992 were $168,964 and $177,985 respectively. The plan provides for benefits based on compensation earned during the five years of service immediately preceding retirement. The Company's actuarial cost method for its plan is the unit benefit cost method. The plan has adopted a fiscal year ending February 28. Actuarial assumptions and calculations are performed annually. Balances at October 31 are estimates derived by utilization of straight line amortization.

The Company's funding policy for retirement plans is consistent with the relevant governmental and tax regulations. The pre-retirement rate of return is 8% and post retirement return is 7%. An interest cost of 8% was used in the actuarial calculations of the projected benefit obligation. The compensation rate increase was calculated at 1% each year.

Plan assets consist primarily of pooled funds under management by an insurance company.

Pension cost for the defined benefit plan of the Company includes the following components:

                                                October 31,    October 31,
                                                   1993           1992
                                                __________     __________

Service cost-benefits earned during the year    $  114,573     $   15,157
Interest cost on projected benefit obligation      113,391        121,587
Net (increase) decrease in  fair value of
  plan's assets                                   ( 59,000)      ( 58,759)
                                                __________     __________

Net Pension Cost                                $  168,964     $  177,985
                                                ==========     ==========

The plan's status at October 31, 1993 and 1992 was as follows:


                                                October 31,    October 31,
                                                   1993           1992
                                                __________     __________

Vested benefits                                 $1,495,333    $ 1,283,210
Nonvested benefits                                  35,588          7,661
                                                __________     __________
Accumulated benefit obligation                  $1,530,921    $ 1,290,871

Projected benefit obligation                     1,684,005      1,417,391
Plan assets at fair value                        1,385,094      1,149,517
                                                __________     __________
Plan Assets in Excess of (Less Than)
 Projected Benefits Obligations                 $( 298,911)    $( 267,874)
                                                ==========     ==========


FOOTNOTE VII

Related Party Transactions

The Company leases storage space from a partnership which has common ownership with the Company. The lease is month to month at a payment monthly of $3,000.

The Company has paid the Pennsylvania Capital Franchise Tax for a related corporation which is inactive. The annual payment of $300 has been expensed each year.

The Company leases storage and office space from a stockholder at $800 monthly. The lease is month to month.

FOOTNOTE VIII

The Company writes off to Allowance For Bad Debts amounts it deems uncollectible. The reserve is based on previous experience of the Company. During 1993 and 1992 $349,118.80 and $573,948.50 were expensed as bad debts respectively and included in the category "General Business Expense".


FOOTNOTE IX

In years prior to fiscal 1992, the Company retired 19,425 shares of treasury stock purchased at a cost of $1,717,850.90 and related warrants at a cost of $1,000,000.00. While not formally retired, management has deemed these shares and warrants as constructively retired and has charged the cost of repurchase to retained earnings.

FOOTNOTE X

The Company has restated the financial statements for the fiscal years ended October 31, 1993 and 1992 to reflect methods of accounting for deferred income taxes, post-retirement benefits, prepayments by customers, bad debts, and depreciation of plant and equipment in accordance with generally accepted accounting principles. The effect of these restatements is as follows:


                                   AS REPORTED                RESTATED
                                1992         1993         1992         1993
                            ___________  ___________  ___________  ___________
Current assets              $ 2,075,018  $ 1,724,436  $ 3,202,842  $ 3,361,425
Total assets                 18,431,670   19,372,575   21,927,498   23,491,357
Current liabilities           1,781,396    2,367,452    4,393,628    5,760,635
Long term liabilities        12,630,766   12,288,966   13,793,084   13,521,892
Stockholders' equity          4,019,508    4,716,157    3,740,788    4,208,830
Sales                        18,159,473   20,191,696   18,266,671   19,999,071
Operating income              1,746,235    2,499,201    2,085,325    1,539,945
Provision for income taxes      389,505      342,212      477,950      285,863
Net income                      756,097      664,295      622,967      468,044



                                                                  Item 7(a)(2)


                         Twin County Trans Video, Inc.
                               Index to Interim
                             Financial Statements
                                 (Unaudited)



                                                                   PAGE NO.
                                                                   ________

    BALANCE SHEET.................................................     2

    INCOME STATEMENT..............................................     4

    STATEMENT OF RETAINED EARNINGS................................     5

    STATEMENT OF CASH FLOWS.......................................     6

    NOTES TO INTERIM FINANCIAL STATEMENTS.........................     7


                         TWIN COUNTY TRANS VIDEO, INC.
                                 BALANCE SHEET
                                 July 31, 1994
                                  (Unaudited)


                                    ASSETS
CURRENT ASSETS
     Cash and temporary cash equivalents                   $  947,193.56
     Accounts receivable (Net of allowance for doubtful
       accounts of $132,300)                                  645,026.00
     Certificates of Deposit                                  503,521.40
     Prepaid expenses                                         402,185.71
     Inventory                                                612,632.67
     Prepaid taxes                                              9,889.78
     Deferred tax asset                                     1,389,798.42
                                                         _______________
     TOTAL CURRENT ASSETS                                   4,510,247.54
                                                         ===============

PROPERTY PLANT AND EQUIPMENT
     Land and building                     $   742,216.08
     Master antennae                         1,666,109.47
     Trunk and distribution lines           25,122,151.75
     Microwave equipment                       812,557.83
     Operating and test equipment              748,547.96
     Automotive equipment                    1,751,098.60
     Office furniture and equipment          1,237,993.77
     Cablecasting and studio equipment         570,278.87
     Pay television equipment                7,454,990.96
     Capitalized drop line costs             2,411,303.92
                                          _______________
     TOTAL                                  42,517,249.21

     Less:  Accumulated depreciation       (24,479,658.40) 18,037,590.81
     Construction in progress             _______________      12,907.84

Other Assets                                                  717,917.54
Unamortized loan procurement fees (Net of
  accumulated amortization of $84,011.85)                     160,758.76
Unamortized franchises (Net of accumulated
 amortization of $126,133.31)                                  45,645.96
Cash surrender value - Officer's Life Insurance             2,200,118.36
                                                         _______________
     TOTAL ASSETS                                        $ 25,685,186.81
                                                         ===============



                         TWIN COUNTY TRANS VIDEO, INC.
                                 BALANCE SHEET
                                 July 31, 1994
                                  (Unaudited)


                      LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
     Accounts payable                                    $  1,172,903.81
     Accrued payroll and commission                           163,949.31
     Taxes payable other than income and
       capital stock                                           68,996.51
     Income and capital stock taxes                            39,257.95
     Accrued expenses                                       1,317,250.71
     Accrued pension expense                                  329,124.00
     Service prepaid by customers                           3,654,688.00
                                                         _______________

     TOTAL CURRENT LIABILITIES                              6,746,170.29

LONG TERM LIABILITIES
     Term line                                             11,940,991.11
     Customer refundable deposits                             324,725.00
     Deferred tax liability                                 1,372,191.90
                                                         _______________

     TOTAL LIABILITIES                                     20,384,078.30

STOCKHOLDER'S EQUITY

     Capital Stock, 30,000 authorized,
       3720.20 issued and outstanding, no
       par value-Common "A" Non-voting     $   200,000.00
     Capital Stock, 10,000 authorized,
       5,500 issued and outstanding, no
       par value-Common "B" Voting             100,000.00
     Retained earnings                       5,001,108.51
                                           ______________

     TOTAL STOCKHOLDER'S EQUITY                             5,301,108.51
                                                         _______________

     TOTAL LIABILITIES & STOCKHOLDER'S EQUITY            $ 25,685,186.81
                                                         ===============





                         TWIN COUNTY TRANS VIDEO, INC.
                              STATEMENT OF INCOME
                    For The Nine Months Ended July 31, 1994
                                 (Unaudited)


INCOME

     Sales                                                 $ 18,208,084.24

OPERATING EXPENSES
     Payroll                               $ 1,623,227.75
     Employee benefits                         447,105.21
     Program expense                         2,612,798.83
     Pole rental                               238,214.55
     Maintenance                             1,404,627.04
     Operating overhead                        452,530.32
     Vehicle expense                           176,672.07
     Abandonment of cable and equipment      1,338,871.81
     Amortization, installations and
       franchises                              193,882.73
     Depreciation, fixed assets              2,026,981.76    10,514,912.07
                                           ______________    _____________
                                                              7,693,172.17
SELLING & ADMINISTRATIVE EXPENSES
     Payroll                                 1,139,388.59
     Employee benefits                         291,805.17
     Selling expense                           526,505.12
     General business expense                1,035,941.93
     Professional services                     212,687.97
     Franchise taxes                         1,320,841.57
     Taxes other than income                   214,826.35
     Office expense                            420,109.88
     Amortization, loan procurement fees        19,291.05     5,181,397.63
                                           ______________    _____________

       OPERATING INCOME                                       2,511,774.54

OTHER INCOME & (EXPENSES)
     Interest income                                             19,780.33
     Interest expense                                         ( 641,886.71)
                                                             _____________
       INCOME BEFORE TAXES                                    1,889,668.16

     Provision for income taxes                               ( 797,390.02)
                                                             _____________

       NET INCOME TO RETAINED EARNINGS                       $1,092,278.14
                                                             =============



                         TWIN COUNTY TRANS VIDEO, INC.
                        STATEMENT OF RETAINED EARNINGS
                                 July 31, 1994
                                  (Unaudited)


Balance Retained Earnings - November 1, 1993                 $3,908,830.37

Profit:  Nine Months Ended July 31, 1994                      1,092,278.14
                                                             _____________

Retained Earnings - July 31, 1994                            $5,001,108.51
                                                             =============





                         TWIN COUNTY TRANS VIDEO, INC.
                            STATEMENT OF CASH FLOWS
                        Nine Months Ended July 31, 1994
                                 (Unaudited)



Cash Flows From Operating Activities:

Net Income                                                   $1,092,278.14
     Adjustment to reconcile net income to net cash
       provided by operating activities:
          Depreciation and amortization                       2,240,155.53
          (Increase) in accounts receivable                    ( 39,387.00)
          (Increase) in certificate of deposits                (402,496.83)
          (Increase) in prepaid operating expenses,
            prepaid taxes and other assets                     (171,133.76)
          (Increase) in inventory                              ( 13,710.29)
          (Increase) in deferred tax assets                    ( 16,960.05)
          (Increase) in cash surrender-officer's life          (212,564.57)
          Increase in current liabilities                       985,535.57
          (Decrease) in refundable deposits                    ( 23,250.00)
          Increase in deferred tax liability                    139,265.64
          Abandonment of cable and equipment                  1,338,871.81
                                                           _______________
            NET CASH PROVIDED BY OPERATING ACTIVITIES         4,916,604.19

Cash Flows Used by Investing Activities:
     Net capital expenditures                              $( 4,439,545.40)
                                                           _______________
         NET CASH USED BY INVESTING ACTIVITIES              ( 4,439,545.40)

Cash Flows From Financing Activities:
     Net borrowings (repayments)under line-of-credit                  0.00
                                                           _______________

  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                 0.00
                                                           _______________

Net increase in cash and temporary cash equivalent              477,058.79

Cash and cash equivalents - beginning of year                   470,134.77
                                                           _______________

Cash & cash equivalents end of nine months                 $    947,193.56
                                                           ===============
Additional Disclosures:

     Cash paid for income taxes                            $    268,300.00
     Cash paid for interest                                $    400,821.00




                         Twin County Trans Video, Inc.
                     Notes to Interim Financial Statements
                                 July 31, 1994


       (a) The Interim Financial Statements included herein have been prepared by Twin County, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of the Management of Twin County, the Interim Financial Statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information. The Interim Financial Statements should be read in conjunction with Twin County's 1993 and 1992 financial statements and notes thereto included herein.


                                                                 Item 7(b)(1)

                     PRO FORMA FINANCIAL STATEMENTS

          In addition to the transaction described in Item 5 of this Form 8-K, on September 26, 1994, C-TEC Corporation (the "Company") filed a Form 8-K to announce the completion, on September 9, 1994, of the sale of its cellular properties and business to an affiliate of Independent Cellular Network, Inc. The proceeds were $182.5 million, subject to certain adjustments to be made within ninety days after closing estimated to result in approximately $7 million of additional proceeds. The proceeds from the disposition were received in cash, subject to certain escrow reserves and holdbacks of approximately $16 million.

          The following unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1994 gives effect to the disposition of cellular properties and the pending acquisition of Twin County (the "transactions") as though they had occurred on June 30, 1994. The following unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1994 and the year ended December 31, 1993 give effect to the transactions as though they had occurred on January 1, 1993. These pro forma financial statements should be read in conjunction with (i) Twin County's historical financial statements and notes thereto included in this Current Report on Form 8-K and (ii) the Company's historical consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, and in the quarterly report on Form 10-Q for the six months ended June 30, 1994. The Pro Forma Condensed Consolidated Statements of Operations and Balance Sheet are not necessarily indicative of the actual results of operations or financial position which would have been reported if the transactions had occurred on the respective dates referred to above nor do they purport to indicate the results of future operations or financial position of the Company. In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made.


                                                                C-TEC Corporation
                                                  Pro Forma Condensed Consolidated Balance Sheet
                                                              (Dollars in Thousands)
                                                                   (Unaudited)
                                                                                 Twin County            Twin County
                                     C-TEC                                  Trans Video, Inc. July   Trans Video, Inc.
                                Corporation June    Cellular Disposition          31, 1994              Acquisition
                               30, 1994 (Actual)       Adjustments(a)            (Actual)(e)           Adjustments(b)     Pro Forma
                               ------------------   ---------------------   ----------------------   ------------------   ----------
Current Assets
  Cash and temporary cash
    investments                       $47,328               $124,779                  $947               $(47,500)         $125,554
  Other current assets                 48,811                 12,783                 2,173                      -            63,767
  Deferred income taxes                 3,134                    (27)                1,390                      -             4,497
                                     --------               --------              --------               --------          --------
  Total current assets                 99,273                137,535                 4,510                (47,500)          193,818
                                     --------               --------              --------               --------          --------

Property, Plant and Equipment
  Telephone plant                     388,430                      -                     -                      -           388,430
  Cable plant                         180,902                      -                40,119                      -           221,021
  Mobile and Cellular Plant            30,468                (27,797)                    -                      -             2,671
  Other property, plant and equipment  12,143                      -                     -                      -            12,143
                                     --------               --------              --------               --------          --------
  Total property, plant and equipment 611,943                (27,797)               40,119                      -           624,265
  Accumulated depreciation            264,040                 (9,121)               23,948                (23,948)          254,919
                                     --------               --------              --------               --------          --------
  Net property, plant and equipment   347,903                (18,676)               16,171                 23,948           369,346
                                     --------               --------              --------               --------          --------
Investments                            14,771                 (1,283)                    -                      -            13,488
                                     --------               --------              --------               --------          --------
Intangible Assets, Net                 91,669                (33,236)                   45                109,177           167,655
                                     --------               --------              --------               --------          --------
Deferred Charges                       17,249                      -                 4,959                 (2,200)           20,008
                                     --------               --------              --------               --------          --------
Total Assets                         $570,865                 84,340               $25,685                $83,425          $764,315
                                     ========               ========              ========               ========          ========

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current Liabilities
  Current maturities of long-term
    debt and preferred stock           $9,449                  ($421)                    -                      -            $9,028
  Advance billings and customer
    deposits                            8,526                   (326)               $3,655                      -            11,855
  Accrued taxes                        11,684                      -                     -                      -            11,684
  Accrued interest                      6,567                    (37)                    -                      -             6,530
  Other current liabilities            34,513                 (3,215)                2,762                      -            34,060
                                     --------               --------              --------               --------          --------
  Total current liabilities            70,739                 (3,999)                6,417                      -            73,157
                                     --------               --------              --------               --------          --------
Long-Term Debt                        386,187                 (1,306)               11,941                 $4,000           400,822
                                     --------               --------              --------               --------          --------

Deferred Income Taxes and Investment
  Tax Credits                          30,572                 14,698                 1,372                 32,726            79,368
                                     --------               --------              --------               --------          --------
Other Deferred Credits                 19,718                      -                   654                      -            20,372
                                     --------               --------              --------               --------          --------
Minority Interest                       2,448                 (2,448)                    -                      -                 -
                                     --------               --------              --------               --------          --------
Exchangeable Preferred Stock
  of a Subsidiary                           -                      -                     -                 52,000            52,000
Redeemable Preferred Stock                274                      -                     -                      -               274
                                     --------               --------              --------               --------          --------
Common Shareholders' Equity
  Common Stock                         16,887                      -                   300                   (300)           16,887
  Additional paid-in capital           20,635                      -                     -                      -            20,635
  Retained earnings                    28,693                 77,395                 5,001                 (5,001)          106,088
  Treasury stock at cost, 377,842
    shares at June 30, 1994            (5,288)                     -                     -                      -            (5,288)
                                     --------               --------              --------               --------          --------

Total Shareholders' Equity             60,927                 77,395                 5,301                 (5,301)          138,322
                                     --------               --------              --------               --------          --------
Total Liabilities and Shareholders'
  Equity                             $570,865                $84,340               $25,685                $83,425          $764,315
                                     ========               ========              ========               ========          ========



                                                  Pro Forma Condensed Consolidated Statement of Operations
                                                           For the Six Months Ended June 30, 1994
                                                      (Dollars in Thousands Except Per Share Amounts)
                                                                        (Unaudited)
                                                 C-TEC                              Twin County
                                            Corporation Six                       Trans Video, Inc.     Twin County
                                              Months Ended       Cellular         Six Months Ended   Trans Video, Inc.
                                             June 30, 1994      Disposition        April 30, 1994       Acquisition         Pro
                                                (actual)       Adjustments (c)      (actual) (e)      Adjustments (f)     Forma (d)
                                            ----------------   ---------------    ----------------   -----------------   ----------
Sales                                             $145,114         $(13,785)             $11,945                -         $143,274
Costs & Expenses                                   123,551          (12,264)               9,892           $6,315          127,494
                                                  --------         --------             --------         --------         --------
Operating Income                                    21,563           (1,521)               2,053           (6,315)         $15,780
Interest Income                                      1,250              (40)                  10                -            1,220
Interest Expense                                   (16,333)              79                 (418)            (100)         (16,772)
Gain on Sale of certain
  Pennsylvania Cable                                   893                -                    -                -              893
  Properties
Other Income, Net                                      613                3                    -                -              616
                                                  --------         --------             --------         --------         --------
Income (Loss) Before Income Taxes                    7,986           (1,479)               1,645           (6,415)           1,737
Provision for Income Taxes                           3,973           (1,008)                 775           (2,245)           1,495
                                                  --------         --------             --------         --------         --------
Income (Loss) Before Minority Interest
  and Equity in Unconsolidated Entities              4,013             (471)                 870           (4,170)             242

Preferred Dividends and Minority Interest
  in Income of Consolidated Entities                  (476)             429                    -           (1,300)          (1,347)

Equity in Income of Unconsolidated Entities            281              (91)                   -                -              190
                                                  --------         --------             --------         --------         --------

Income (Loss) Available for Common Stock Before
Extraordinary Charge and Cumulative Effect of
Accounting Principle Change (g)                     $3,818            $(133)                $870          $(5,470)           $(915)
                                                  ========         ========             ========         ========         ========

Earnings (Loss) Per Average Common Share:
Income before extraordinary charge and
cumulative effect of accounting principle change      $.23                                                                   $(.06)
                                                  ========         ========             ========         ========         ========

Average Common Shares Outstanding               16,509,593                                                              16,509,593


                                                       Pro Forma Condensed Consolidated Statement of Operations
                                                                 For the Year Ended December 31, 1993
                                                           (Dollars in Thousands Except Per Share Amounts)
                                                                             (Unaudited)

                                                                          Twin County
                                C-TEC Corporation                       Trans Video, Inc.       Twin County
                                    Year Ended         Cellular           Year Ended         Trans Video, Inc.
                                December 31, 1993     Disposition       October 31, 1994        Acquisition
                                     (actual)        Adjustments (c)      (actual) (e)        Adjustments (f)     Pro Forma (d)
                                -----------------    ---------------    -----------------    -----------------    -------------


Sales                                   $283,987        $(22,570)             $19,999                                $281,416
Costs & Expenses                         244,421         (22,924)              18,433          $ 12,766               252,696
Nonrecurring Charges                       5,025               -                    -                 -                 5,025
                                        --------         --------             --------         --------              --------

Operating Income                          34,541             354                1,566           (12,766)               23,695
Interest Income                            1,609               -                   15                 -                 1,624
Interest Expense                         (34,204)            184                 (827)             (200)              (35,047)
Gain on Sale of Marketable
  Equity Securities                        1,988               -                    -                 -                 1,988
Other Income, Net                          1,408             (62)                   -                 -                 1,346
                                        --------         --------             --------         --------              --------
Income (Loss) Before Income Taxes          5,342             476                  754           (12,966)                6,394
Provision for Income Taxes                10,714            (830)                 286            (4,408)                5,762
                                        --------         --------             --------         --------              --------
Income (Loss) Before Minority Interest
  and Equity in Unconsolidated
  Entities                                (5,372)          1,306                  468            (8,558)              (12,156)
Preferred Dividends and Minority
  Interest in income of
  Consolidated Entities                     (341)            256                    -            (2,600)               (2,685)
Equity in Income of Unconsolidated
  Entities                                   227            (155)                   -                 -                    72
                                        --------         --------             --------         --------              --------

Income (Loss) Available for Common Stock
  Before Extraordinary Charge and
  Cumulative Effect of Accounting
  Principle Change (g)                    (5,486)         $1,407                 $468          $(11,158)             $(14,769)
                                        ========         ========             ========         ========              ========

Earnings (Loss) Per Average
  Common Share:
  Income before extraordinary
  charge and cumulative effect
  of accounting principal change           $(.33)                                                                       $(.89)
                                        ========         ========             ========         ========              ========

Average Common Shares Outstanding     16,506,494                                                                   16,506,494


         Notes to Pro Forma Condensed Consolidated Financial Statements

         (a) Adjustments to record the disposition of certain cellular properties. The adjustments assume that the sales proceeds, net of certain escrow reserves and holdbacks discussed below and net of income taxes estimated to be payable after the utilization of certain net operating loss carryforwards, are retained as temporary cash investments. The escrow reserves and holdbacks of approximately $16 million are included in other current assets. The adjustments assume the realization of deferred tax assets of approximately $21 million, representing the tax benefits associated with the utilization of approximately $54.7 million federal net operating loss carryforwards and approximately $18.9 million state net operating loss carryforwards. The final resolution of the Company's current IRS examination may impact the utilization of net operating loss carryforwards. Adjustments also assume a reduction in a related valuation allowance for deferred tax assets of approximately $6 million. An after-tax gain of approximately $71 million was assumed to be recognized on the sale. Certain working capital adjustments to the sales price to be made ninety days after closing were estimated to be approximately $7 million based on the historical asset and liability balances at June 30, 1994.

         (b)  Adjustments to reflect the pending acquisition of Twin
County. The adjustments assume that the consideration for the acquisition will be cash of approximately $47.5 million, a promissory note of $4 million, and exchangeable preferred stock of C-TEC Cable Systems, Inc. with a liquidation preference of $52 million (the "Cable Preferred Stock"). The purchase price will reflect the fair value of the consideration for the pending acquisition; such fair value may differ from assumptions used in the preparation of the pro forma statements. The purchase price has been allocated based on assumptions of the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed.

         (c) Adjustments to eliminate the historical results of operations of certain cellular properties. Corporate overhead allocated to cellular operations has not been eliminated because that overhead would have been reallocated to other business segments.

         (d) The Pro Forma Consolidated Statements of Operations exclude a non-recurring after-tax gain of approximately $71 million expected to be realized on the sale, and the reversal of a valuation allowance for deferred tax assets of approximately $6 million.

         (e)  Twin County has a fiscal year ending October 31.
Twin County's most recent interim historical balance sheet as of July 31, 1994 is included in the pro forma condensed consolidated balance sheet. Twin County's statement of operations for the year ended October 31, 1993 is included in the pro forma condensed consolidated statement of operations for the year ended December 31, 1993. Twin County's results of operations for the six months ended April 30, 1994 which are included in the pro forma condensed consolidated statement of operations for the six months ended June 30, 1994 were derived from its most recent interim historical statement of operations for the nine months ended July 31, 1994, as follows:


                                                                 Nine Months                            Six Months
                                                                    Ended                                  Ended
                                                                July 31, 1994       Adjustments       April 30, 1994
                                                               ----------------    --------------    -----------------

Sales                                                                  $18,208           $(6,263)             $11,945
Costs & Expenses                                                        15,677            (5,785)               9,892
                                                               ----------------    --------------    -----------------
Operating Income                                                         2,531              (478)               2,053
Interest Income                                                             20               (10)                  10
Interest Expense                                                          (661)              243                 (418)
Gain on sale of certain Pennsylvania Cable Properties                        -                 -                    -
Other Income, net                                                            -                 -                    -
                                                               ----------------    --------------    -----------------
Income Before Income Taxes                                               1,890              (245)               1,645
Provision for Income Taxes                                                 797               (22)                 775
                                                               ----------------    --------------    -----------------
Income Before Minority Interest and Equity in
Unconsolidated Entities                                                  1,093              (223)                 870
Equity in Income of Unconsolidated Entities                                  -                 -                    -
Minority Interest in Income of Consolidated Entities                         -                 -                    -
                                                               ----------------    --------------    -----------------
Income Before Extraordinary Charge and Cumulative
Effect of Accounting Principle Changes                                  $1,093             $(223)                $870
                                                               ================    ==============    =================

   (f) Adjustments to record additional depreciation and amortization resulting from Twin County purchase price allocation and to increase interest expense associated with a $4 million promissory note and to record dividends of 5% on the $52 million of Cable Preferred Stock issued in connection with the acquisition.

   (g) For information purposes only, since 1989 C-TEC has maintained a policy of not paying cash dividends. C-TEC does not intend to alter this policy in the foreseeable future.